Exhibit 4.11

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AMENDMENT TO

AMENDED AND RESTATED MASTER SALES AGREEMENT

This Amendment to Amended and Restated Master Sales Agreement (this “Amendment”) is effective as of March 16, 2023 (the “Amendment Effective Date”) by and between TMS NeuroHealth Centers Inc. (“Greenbrook”) and Neuronetics, Inc. (“Neuronetics” and, together with Greenbrook, each a Party and collectively, the “Parties”). Capitalized terms used and not defined in this Amendment have the meanings assigned to them in that certain Amended and Restated Master Sales Agreement dated January 17, 2023 by and between the Parties (the “Agreement”).

Background

WHEREAS, the Agreement governs the sale of Products by Neuronetics to Greenbrook and its Affiliates;

WHEREAS, on March 6, 2023 (the “Press Release Date”), Greenbrook issued a press release regarding a restructuring plan (the “Restructuring Plan”) pursuant to which Greenbrook will, among other things, (A) close certain treatment centers (the “Closing Treatment Centers”) within forty-five (45) days of the Press Release Date and (B) focus its operations on its most profitable treatment centers in the United States of America (the “Remaining Treatment Centers”);

WHEREAS, pursuant to Section 5.02 of the Agreement, Greenbrook is obligated to pay Neuronetics the Combined Late Balance on the earlier to occur of (A) the closing date on which Greenbrook receives third party funding (debt, equity and/or any combination) totaling $[***] or more and (B) March 18, 2023;

WHEREAS, Greenbrook has informed Neuronetics that it expects to close on third party financing totaling at least $[***] from one or more investors within the next thirty (30) days (the “2023 Financing”);

WHEREAS, in response to and in connection with the Restructuring Plan, the Parties have determined to enter into this Amendment pursuant to which, among other things, (A) Greenbrook will covenant that it will relocate all Products located at the Closing Treatment Centers as of the Press Release Date (the “Relocated Products”) to the Remaining Treatment Centers, (B) Greenbrook immediately upon installation will utilize the Relocated Products in accordance with Section 6.02(a) and Section 6.03 of the Agreement, and the transition periods referenced in Section 6.02(b) and Section 6.02(c) of the Agreement will not apply to competitive TMS devices and Relocated Products, (C) Greenbrook is expected to purchase its anticipated monthly supply of Treatment Sessions from April through December 2023 pursuant to a new Section 1.02(c) of the Agreement, with such purchase being funded by the [***], and (D) the Parties will amend and restate Section 5.02, Section 5.03, and Section 5.04 of the Agreement; and

WHEREAS, each Party has determined that the execution of this Amendment is in such Party’s best interest.

Amendments

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is supplemented and amended as follows:

1.Relocation of Products. Greenbrook covenants that it will give Neuronetics access during normal business hours (or such other times as the Parties agree) to relocate the Relocated Products from Closing Treatment Centers and install such Relocated Products at Remaining Treatment Centers pursuant to Section 2.02 of the Agreement; provided, however, that upon Greenbrook’s execution and delivery of the [***] to Neuronetics and perfection of Neuronetics’ security interest, $[***] of the anticipated Section 2.02 relocation expenses will be included in the principal balance of the Treatment [***], and Neuronetics will only charge Greenbrook for any Section 2.02 relocation expenses in excess of $[***]. If Greenbrook does not execute and deliver the [***] for any reason, Greenbrook will pay for Section 2.02 relocation expenses as set forth in the Agreement.

2.Replacement of Competitive Devices at Remaining Treatment Centers. Greenbrook covenants that, upon installation of Relocated Products at Remaining Treatment Centers, it will utilize such Relocated Products in accordance with Section 6.02(a) and Section 6.03 of the Agreement, and the Parties agree that the transition periods referenced in Section 6.02(b) and 6.02(c) of the Agreement will not apply to competitive TMS devices and Relocated Products, such that Greenbrook will utilize Relocated Products upon completion of installation. Greenbrook represents and warrants that this Section 2 will not result in the breach of any contractual or other obligation to any third party, including the manufacturers of the replaced competitive TMS devices.

3.New Section 1.02(c). Section 1.02(c) is hereby incorporated into the Agreement as if an original part thereof to read in its entirety as follows:

(c) 2023 Monthly Treatment Session Orders. Upon, and subject to, Greenbrook’s execution and delivery of the [***] and perfection of Neuronetics’ security interest, on the first business day of each calendar month after Greenbrook’s execution and delivery of the [***] and perfection of Neuronetics’ security interest through December 2023, Greenbrook will be deemed to have ordered and Neuronetics will promptly deliver 10,825 Treatment Sessions to Greenbrook (the “2023 Monthly Treatment Session Order”) at an aggregate purchase price of $[***] per month. Greenbrook’s execution and delivery of the [***], perfection of Neuronetics’ security interest and Greenbrook’s full and timely performance under the [***] will constitute Greenbrook’s timely payment for each 2023 Monthly Treatment Session Order delivered pursuant to this Section 1.02(c). If Greenbrook requires Treatment Sessions in excess of the 2023 Monthly Treatment Session Order, Greenbrook may order such additional Treatment Sessions in accordance with Section 1.02(a). If Greenbrook does not execute and deliver the [***] and cooperate in Neuronetics’ perfection of its security interest for any reason, this Section 1.02(c) will be null, void and of no force or effect.

4.Section 5.02 Revision. Section 5.02 of the Agreement is amended and restated in its entirety as follows:

Section 5.02 Repayment of Late Balance. Unless sooner converted into the A/R Conversion Note pursuant to Section 5.04(a), Greenbrook will pay Neuronetics the

Combined Late Balance on the earlier to occur of: (a) the thirtieth (30) day after the closing date of the 2023 Financing; and (b) sixty (60) days after the Amendment Effective Date. Notwithstanding anything herein to the contrary, for the avoidance of doubt, Greenbrook’s failure to timely pay the Combined Late Balance would constitute a Greenbrook Event of Default under Section 1.01(f)(i).

5.Section 5.03 Revision. Section 5.03 of the Agreement is amended and restated in its entirety as follows:

Section 5.03 Repayment of Combined Outstanding Balance. Unless sooner converted into the A/R Conversion Note pursuant to Section 5.04(a), Greenbrook will timely pay Neuronetics the current portion of the Combined Outstanding Balance in accordance with the payment terms under the applicable Prior Agreement(s). Notwithstanding anything herein to the contrary, for the avoidance of doubt, Greenbrook’s failure to timely pay the remainder of the Combined Outstanding Balance would constitute a Greenbrook Event of Default under Section 1.01(f)(i).

6.Section 5.04 Revision. Section 5.04 of the Agreement is amended and restated in its entirety as follows:

Section 5.04 Creation of Greenbrook Long-Term Debt Obligations.

(a)

Conversion of Combined Outstanding Balance. For a period of [***] after the Amendment Effective Date, the Parties will negotiate and work to finalize definitive agreements under which the Combined Outstanding Balance would be converted into a secured promissory note with warrant coverage that Greenbrook would deliver to Neuronetics (the “A/R Conversion Note”). The principal amount of the A/R Conversion Note would include: (i) the Combined Outstanding Balance, and (ii) Neuronetics’ out-of-pocket transaction costs for entering into the A/R Conversion Note as well as consideration and negotiation of related transactions between the Parties from December 1, 2022 through the Amendment Effective Date;

(b)	[***].
(c)

Contingent Satisfaction of Section 5.02 and Section 5.03. Upon Greenbrook’s valid execution and delivery of the A/R Conversion Note and perfection of Neuronetics’ security interest related thereto, Greenbrook will be deemed to have timely complied with Section 5.02 and Section 5.03.

(d)

[***] Conditions Precedent. For both Parties, entry into the [***] is subject to negotiation of acceptable terms and conditions as well as approval of the Parties’ respective Boards of Directors and receipt of any required third-party consents. Neither Party will have any liability to the other Party for failure to agree upon acceptable terms and conditions or failure to receive Board approval or required third party consents with respect to either or both of the [***].

7.Representations and Warranties of Neuronetics. Neuronetics represents and warrants to Greenbrook as follows:

a.Authority. Neuronetics has full legal capacity and authority to execute this Amendment and to perform the transactions contemplated herein. This Amendment is the legal, valid, and binding obligation of Neuronetics, and is enforceable in accordance with its terms.

b.Litigation. There are no legal actions, suits, arbitrations, or other legal or administrative proceedings or governmental investigations pending or contemplated that would prevent entry into or enforcement of this Amendment.

c.No Conflicts. Neuronetics has the requisite power and authority to execute this Amendment and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval, or agreement of any individual or entity is required to be obtained by Neuronetics in connection with the execution and performance of this Amendment or the execution and performance by Neuronetics of any agreements, instruments, or other obligations in connection with this Amendment. The execution and delivery of this Amendment by Neuronetics and the performance by Neuronetics of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local, or foreign government, any court of competent jurisdiction, administrative agency, or commission, or any other governmental authority or instrumentality, domestic or foreign, under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to Neuronetics; and (iii) will not violate or breach any contractual obligation to which Neuronetics is a party.

8.Representations and Warranties of Greenbrook. Greenbrook represents and warrants to Neuronetics as follows:

a.Authority. Greenbrook has full legal capacity and authority to execute this Amendment and to perform the transactions contemplated herein. This Amendment is the legal, valid, and binding obligation of Greenbrook, and is enforceable in accordance with its terms.

b.Litigation. There are no legal actions, suits, arbitrations, or other legal or administrative proceedings or governmental investigations pending or contemplated that would prevent entry into or enforcement of this Amendment.

c.No Conflicts. Greenbrook has the requisite power and authority to execute this Amendment and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval, or agreement of any individual or entity is required to be obtained by Greenbrook in connection with the execution and performance of this Amendment or the execution and performance by Greenbrook of any agreements, instruments, or other obligations in connection with this Amendment. The execution and delivery of this Amendment by Greenbrook and the performance by Greenbrook of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local, or foreign government, any court of competent jurisdiction, administrative agency, or commission, or any other governmental authority or instrumentality, domestic or foreign, under any Laws; (ii) will not violate any Laws applicable to Greenbrook; and (iii) will not violate or breach any contractual obligation to which Greenbrook is a party.

9.Remedies. In addition to any other remedies available to Neuronetics, Neuronetics, in its sole discretion, may elect to treat any violation or non-satisfaction of any Greenbrook covenant in this Amendment, or any breach or inaccuracy of any Greenbrook representation or warranty in this Amendment, as an incurable Greenbrook Event of Default under Section 1.01(f) of the Agreement, and as an incurable material breach under Section 7.02 of the Agreement.

10.Agreement Remains in Effect. Except as supplemented and amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect.

(No further text on this page. Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

TMS NeuroHealth Centers Inc.

By:	/s/ Bill Leonard
Name: Bill Leonard
Title: President and CEO

Neuronetics, Inc.

By:	/s/ Keith J. Sullivan
Name: Keith J. Sullivan
Title: President & CEO

(Signature page to Amendment to Amended and Restated Master Sales Agreement)